LETTERHEAD OF WILLKIE FARR & GALLAGHER LLP

November 19, 2007

Legg Mason Partners Equity Trust

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Legg Mason Partners Equity Trust (the “Trust”), a Maryland business trust, on behalf of the following series of the Trust: Legg Mason Partners Lifestyle Allocation 100%, Legg Mason Partners Lifestyle Allocation 85%, Legg Mason Partners Lifestyle Allocation 70%, Legg Mason Partners Lifestyle Allocation 50%, Legg Mason Partners Lifestyle Allocation 30% and Legg Mason Partners Lifestyle Income Fund (each, a “Fund” and collectively, the “Funds”), to furnish you with this opinion in connection with the Trust’s filing of Post-Effective Amendment No. 75 (the “Amendment”) to its Registration Statement on Form N-1A (Securities Act File No. 033-43446 and Investment Company Act File No. 811-06444) (the “Registration Statement”), registering Class FI shares and Class R shares of beneficial interest of each Fund, par value $0.00001 per share (the “Shares”).

We have examined copies of the Declaration of Trust and By-Laws of the Trust, as amended, the Funds’ prospectuses (the “Prospectuses”) and statement of additional information (the “Statement of Additional Information”) included in the Amendment, all resolutions (the “Resolutions”) adopted by the Trust’s Board of Trustees (the “Board”) with respect to the Shares, consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when and if issued and delivered against payment of net asset value therefor in accordance with the Resolutions and the Prospectuses, the Shares will be validly issued, fully paid and nonassessable, assuming that the Resolutions of the Board authorizing the issuance of the shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

Legg Mason Partners Equity Trust

November 19, 2007

We hereby consent to the filing of this opinion as an exhibit to the Amendment, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Funds or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP